Investor Contacts:	Media Contacts:
Carol K. Nelson, CEO Rob Disotell, CCO 425.339.5500 www.cascadebank.com	Paul Kranhold / Diane Henry Sard Verbinnen & Co 415.618.8750	NEWS RELEASE

Cascade Enters Agreements to Sell Assets Associated with its Two Largest Land Acquisition and Development Loans
Expects Increased Loan Loss Provision in First Quarter 2010
Capital Ratios to Remain Above Well Capitalized Levels

Everett, WA – April 14, 2010 – Cascade Financial Corporation (NASDAQ:  CASB), parent company of Cascade Bank today announced that it has entered into agreements to sell the assets associated with its two largest land acquisition and development loans, further reducing the Company’s exposure to builder lots designated for residential development.  The two non-performing loans represent the sale of 397 residential lots in King and Snohomish Counties.

Cascade now expects to take a provision for loan losses of approximately $25 to $27 million in the first quarter of 2010.   The company’s increased provision expense is the result of increased charges associated with the two loans as well as updated appraisals on other real estate loans.

On the first of the two agreements, the Company will record a $5.6 million charge on a $13 million loan that the Bank has now foreclosed upon.  The collateral for the loan consisted of 263 lots located in Snohomish County, which were converted to Real Estate Owned in March 2010.  The Bank has entered into a letter of intent for the planned sale of these lots, half of which are scheduled to close in the second quarter, and the remaining lots are expected to close in the third quarter.

On the second of the two agreements, the Company will record an $8.2 million charge from the sale of a $17 million land acquisition and development loan expected to close in the second quarter.  The collateral for the loan consists of 134 lots located in King County.  Both transactions are subject to customary closing conditions and there can be no guarantee they will close as Cascade currently anticipates.

Upon closing, Cascade’s land acquisition and development portfolio is expected to decline to approximately 11% of the total loan portfolio, down from 16% at the end of FY 2009.  As of March 31, 2010, the land acquisition and development portfolio had declined from $163 million to $134 million, or by 18%.

“Housing and land prices have not yet stabilized in the Pacific Northwest, resulting in lower lot values,” stated Rob Disotell, Chief Credit Officer.  “Consequently, we also are recording additional impairments of approximately $13 million on other loans to reflect recently updated appraisals on real estate collateral securing loans in our portfolio.  While we never welcome declining asset values, we are pleased to have negotiated sales to resolve our two largest land acquisition and development loans.”

Associated with the increased loan loss provisioning, Cascade has determined that a deferred tax asset valuation allowance is necessary.  First quarter results will include an income tax provision of approximately $3.2 million as the result of recording the deferred tax valuation allowance.

“Further deterioration in real estate values and the residential construction market continue to negatively impact community banks that have supported local builders,” said Carol K. Nelson, President and CEO.  “As a result of declining land values and the tax consequences relating to the losses we have incurred in the past year, the estimated loss for the first quarter is expected to be within a range of $27 to $29 million.  Despite the anticipated loss, Cascade expects to maintain capital ratios above regulatory levels for well capitalized banks.”

Cascade expects to report first quarter 2010 results after the market closes on Wednesday, April 28, 2010.  The following day, on Thursday, April 29, Cascade’s management team will discuss the company’s operation results in a conference call at 11:00 a.m. PDT (2:00 p.m. EDT).  The call will also be broadcast live via the internet.

Interested investors may listen to the call live or via replay at www.cascadebank.com.  Investment professionals are invited to dial (480) 629-9724, using access code 4272631 to participate in the call.  A replay will be available for one week at (303) 590-3030, using access code 4272631.

Cascade’s Annual Shareholder Meeting will be held on Tuesday, June 22, 2010 at 6:30 p.m. PDT at the Everett Civic Auditorium, located at 2416 Colby Avenue in Everett, WA.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In October 2009, Cascade Bank was named Favorite Snohomish County Company in the fourth annual NW.Jobs.com People’s Picks awards.  In June 2009, Cascade was ranked #55 on the Seattle Times’ Northwest 100 list of public companies.  In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

Note:  Transmitted on GlobeNewswire on April 14, 2010 at 2:30 p.m. PDT.